Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Willdan Group, Inc.

We consent to the use of our report dated March 30, 2010, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Willdan Group, Inc. and subsidiaries (the Company) for the year ended January 1, 2010, incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California

November  8, 2012